Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SVB Financial Group:

We consent to the use of our reports dated February 27, 2013, with respect to the consolidated balance sheets of SVB Financial Group and subsidiaries' as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference herein.

/s/ KPMG LLP
San Francisco, California
November 19, 2013